Exhibit 10.20
Amendment Number One
To
Second Amended and Restated Change in Control Severance Agreement and to Retention Agreement

    This Amendment Number One to Second Amended and Restated Change in Control Severance Agreement and to Retention Agreement (“Amendment Number One”) is made and entered into this first day of December, 2021, by and between David P. Rosenbaum (the “Executive”) and Ardelyx, Inc. (the “Company”).

    Whereas, the Company and the Executive are parties to that certain Second Amended and Restated Change in Control Severance Agreement made and entered into the 7th day of May 2018 (the “Agreement”);

Whereas, the Company and the Executive are parties to that certain Retention Agreement made and entered into the 23rd day of October 2021 (the “Retention Agreement”); and

Whereas, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and the stockholders to amend the Agreement and the Retention Agreement in order to ensure that the Company will continue to have the dedication and commitment of the Executive and to provide the Executive with an incentive to continue Executive’s employment and further align Executive’s incentives to maximize the value of the Company for the benefit of its stockholders;

The parties hereto agree as follows:

1. Definition of Covered Termination. The definition of Covered Termination set forth in Section 7 (e) of the Agreement shall be revised to read in full as follows:
(e) Covered Termination. “Covered Termination” means (a) Executive’s voluntary resignation for any reason; provided that (i) written notice of such voluntary resignation is delivered in writing to the Company in the sixty (60) day period after the Cash Bonus (as defined in the Retention Agreement) is earned by the Executive and (ii) such resignation is effective no later than February 15 of the year following the year in which the Cash Bonus is earned (it being understood that the effective resignation timing requirement of subclause (ii) may require written notice to be provided earlier than would otherwise apply under subclause (i)); (b) an Involuntary Termination Without Cause; or (c) a Voluntary Resignation for Good Reason, provided that such termination or resignation constitutes a Separation from Service.
2.Timing of Effective and Irrevocable Delivery of Release of Claims. The initial clause of each of Section 3 and Section 4 of the Agreement shall be modified in their entirety as set forth below. The remaining provisions of each of Section 3 and Section 4 shall remain unchanged.
a.3.    Covered Termination Other Than During a Change in Control Period. If Executive experiences a Covered Termination other than during a Change in Control Period, and if Executive delivers to the Company a general release of all claims against the Company and its affiliates in a form acceptable to the Company (“a Release of Claims”) that becomes effective and irrevocable within twenty-eight (28) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:”
b.4.    Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive delivers to the Company a Release of Claims that becomes effective and irrevocable within twenty-eight (28) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:”
3.Other Changes. Except as set forth in this Amendment Number One, the Agreement remains unchanged and in full force and effect. The Retention Agreement is amended as set forth below and except for this Amendment Number One, remains unchanged and in full force and effect.

a.Section 1, Severance Agreement, now provides: “The Severance Agreement shall remain in full force and effect, except as modified by Amendment Number One to the Severance Agreement, executed on December 1, 2021.”

b.Section 2, Annual Bonus. The second paragraph shall be modified with the addition of the following: “The Executive shall earn and receive such portion of the 2021 Annual Bonus if the Company terminates the Executive’s employment without cause before such portion is otherwise earned.”

c.Section 6, Full Agreement. The initial sentence shall be modified in its entirety by replacing it with the following: “This Agreement, together with the Notice and the Severance Agreement referenced herein, as modified by Amendment Number One executed on December 1, 2021, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous discussions, negotiations, or understandings, written or oral, relating thereto.” The second sentence in Section 6 remains unchanged.
4.Governing Law. The validity, interpretation, construction and performance of this Amendment Number One shall be governed by the laws of the State of California.
5.Miscellaneous. This Amendment Number One may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this letter agreement as to the parties and may be used in lieu of the original agreement for all purposes.

IN WITNESS WHEREOF, each of the parties has executed this Amendment Number One, in the case of the Company, by its duly authorized officer, as of the day and year set forth above.

ARDELYX, INC.

By: /s/ Michael Raab

Title: Chief Executive Officer

Date: December 1, 2021

EXECUTIVE

/s/ David P. Rosenbaum

David P. Rosenbaum

Date: December 1, 2021
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